Exhibit 10.3 Trinseo S.A. 4, rue Lou Hemmer L-1748 Luxembourg – Findel Grand Duchy of Luxembourg

March 3, 2016

Mr. Christopher D. Pappas

Dear Mr. Pappas:

RE: Definition of Retirement for Purposes of Equity Awards under 2014 Omnibus Incentive Plan (the "Plan")

This letter confirms that the following definition of "Retirement" is applicable to all Stock Options granted to you under the Plan to date and in the future unless otherwise notified:

"Retirement" means (i) a termination of Optionee's Employment by the Company (or its subsidiaries) other than for Cause; (ii) a termination of Optionee's Employment by the Optionee with "good reason" (with such term having the meaning ascribed thereto in the employment agreement between the Optionee and the Company, or its subsidiaries) ("Good Reason") for so long as such agreement is in effect, or (iii) a termination of Optionee's Employment by the Optionee without Good Reason where the Optionee provides the Company with at least 12 months notice of the termination.

This letter confirms that the following definition of "Retirement" is applicable to all Restricted Stock Units granted to you under the Plan to date and in the future unless otherwise notified:

"Retirement" means (i) a termination of Grantee's Employment by the Company (or its subsidiaries) other than for Cause; (ii) a termination of Grantee's Employment by the Grantee with "good reason" (with such term having the meaning ascribed thereto in the employment agreement between the Grantee and the Company, or its subsidiaries) ("Good Reason") for so long as such agreement is in effect, or (iii) a termination of Grantee's Employment by the Grantee without Good Reason where the Grantee provides the Company with at least 12 months notice of the termination.

**

Trinseo S.A.

By:	/s/ Stephen Zide

Name:	Stephen Zide

Title:	Director